EXHIBIT 99.2

On November 3, 2015, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2015 Third Quarter Financial Results Conference Call. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you will need to press star one on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST's Investor Relations Consultant.

Laura-Guerrant-Oiye:

Thank you, Jackie, and thank you for joining us for inTEST's 2015 Third Quarter Financial Results Conference Call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Executive Vice President and General Manager of inTEST's Thermal Products Segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products Segments. Mr. Matthiessen will briefly review highlights from the third quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the fourth quarter of 2015. We'll then have time for any questions. If you've not yet received a copy of today's release, a copy may be obtained on inTEST's website, www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, our ability to implement and execute the 2015 repurchase plan, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks, Laura. I'd like to welcome everyone to our 2015 third quarter conference call. While Hugh will review the financial results in detail, I'll review some of the highlights, and we'll then discuss our markets and what we are seeing in our customer base.

Before we review our results for the third quarter, I'd like to take a moment to discuss two very important announcements made today. First, we announced a couple of changes to our executive staff. Dan Graham, Senior Vice President and General Manager of our Mechanical and Electrical Products segments, has informed the board of his decision to retire at the end of 2015. I want to personally thank Dan for his many years of distinguished service. As one of the cofounders of inTEST, he has played an instrumental role in developing our technologies, and I wish him all the best as he embarks on the next chapter of his life.

Secondly, James Pelrin has been promoted to the position of Executive Vice President. Many of you know Jim and know the outstanding work he has done as Vice President and GM of our Thermal Products segment, our largest, most profitable and diversified division, which is providing inTEST with the growth opportunities in the future. Through the strategic diversification of this segment, we are creating new opportunities in industrial testing and broadening our end-market penetration to electronics test applications in various growth markets, including automotive, consumer electronics, defense/aerospace, energy, industrial, and telecommunications. Jim has overseen all aspects of that business, including sales, product management, engineering and operations and, in his expanded role, will have responsibility for all of our business segments. I look forward to working with Jim on implementing our long-term objective to grow and evolve inTEST Corporation into a broad-based industrial test company as we continue to execute our differentiated product strategy.

I'd also like to talk about our capital allocation priorities. It is always the goal of inTEST to allocate capital to our best opportunities for profitable growth. And to this end, we have identified three main priorities -- first, maintaining sufficient working capital for our growing business; second, M&A that is inorganic growth opportunities; and third, share repurchases, which we have announced today.

Our top strategic initiatives include the growth of our annual revenues and the further diversification into other markets through our Thermal Products segment to mitigate the cyclical and seasonal demand levels inherent in the semiconductor capital equipment industry. As we have discussed, in order to achieve these goals, we will need to acquire another business with revenues in the $15 million to $25 million range to augment the organic growth of revenues we currently anticipate in our existing businesses.

We have a strong track record of integrating businesses that expand either our market share or offerings, and our current M&A search is highly focused on providing us the means to meet these goals. We constantly review all transactions that would create shareholder value. Because of the relatively small galaxy of purely thermal-related businesses that fit our financial capabilities, over the year, we have widened our search parameters considerably. We are mainly interested in processes, things like test and assembly, and/or products that would be components and systems that incorporate electrical, mechanical and/or thermal elements, either singularly or in some combination.

Our initial interest was primarily thermal, but this is proven to be highly restrictive, thus, our widening of search parameters. From a financial perspective, we are looking for a target that is profitable, that has no turnaround story, immediately accretive, with revenues in the $15 million to $25 million range and valued at a reasonable multiple of EBITDA. We will continue to leverage our considerable financial flexibility if suitable inorganic growth opportunities arise.

Finally, earlier this afternoon, we announced that our board had authorized the company's first share repurchase program of $5 million, demonstrating our commitment to creating and returning value to our stockholders. We remain committed to our goal of diversified growth through acquisition, and we'll continue our search for opportunities.

Now let's take a look at the results. While the third quarter reflected normal seasonality that we experienced this time of year, along with an industry-wide pause, net revenue and net earnings were within guidance, and we delivered our 24th consecutive quarter of profitability. During the third quarter, results improved in several markets we serve outside of the ATE market, including telecom and the industrial markets.

Now for a more detailed look at the segments. Thermal segment bookings for the third quarter were $5.6 million compared with second quarter bookings of $6.1 million. Third quarter Thermal segment revenues were $6.3 million compared with second quarter Thermal segment revenues of $6.7 million.

At SEMICON West in July, inTEST Thermal Systems, or ITS, launched two Temptronic families of thermal products, which were well received. First was the ECO Series of quiet ThermoStreams designed for the laboratory environment, where audible noise and heat dissipation are of great concern. Product shipment commenced in September. Second were the ThermoSpot benchtop systems for temperature-testing integrated circuits, including high-watt-emitting devices, creating a highly efficient thermal conductive path to quickly induce temperatures to the device under test even while powered. We are presently addressing inquiries from several companies for these products.

Sigma Systems had strong bookings with significant orders from several customers from the industrial sensor market and defense, along with a large increase in thermal platform bookings used both in the mil/aero market and commercial communications market. An order was received from a significant customer for inTEST Thermal to design and develop a next-generation thermal chamber for use in production. The order was for the first article and includes new features to better integrate the chambers into the manufacturing process and chamber diagnostics to maximize production and minimize downtime.

An order was received for a Thermonics chiller from an OEM to be used in their line of strip test handlers, replacing a competitive product. The chiller has been accepted by the OEM, shipped to the end user and accepted there. And ThermoStream sales into a leading domestic handheld device company continue to develop, with sales of about $167,000 during the quarter.

Turning to the Mechanical Products segment. Third quarter Mechanical Product bookings were $1.3 million compared with second quarter product bookings of $1.9 million. Mechanical sales for the third quarter were $1.3 million compared with $2.5 million in the second quarter. The reduction in bookings is largely attributable to a slowdown by all three of our largest customers this year. In fact, our largest customers had a capital freeze this year, although they do continue to make some necessary purchases.

A large company long known for creating hardware and software tools for engineers has entered the semiconductor production tester business, and we installed our first Cobal 250 for this new tester in Asia during Q2. We have subsequently installed manipulators and docking in two more companies for this new tester during Q3.

We continue to concentrate on ways to lower our production cost, particularly for the manipulator products. Also, we continue to market our IntelliDOCK to the industry and received evaluation orders from two major customers for use on the Teradyne UltraFLEX tester. These will ship in Q4.

We are developing a new manipulator in the 400-kilogram class, which will have optimized capability to handle variable loads, such as when docking plates are attached or removed during the operational day. Based on the seasonality of the past few years, we do not expect significant business improvement during Q4; however, several of our customers have just recently asked for quotes after a hiatus of more than a year.

Now let's take a look at the Electrical segment. The third quarter bookings were $1.4 million compared with Q2 bookings of $2.3 million. Third quarter Electrical revenues were $1.7 million compared with Q2 revenues of $2.4 million. Revenues were 5 % below forecast due mostly to the timing of the orders. It bears noting as always that the sales cycle in the Electrical division is a lengthy one, upwards to 1.5 years, and we're seeing the benefit of considerable effort and infrastructure we've put in place a few years ago. Some of those products continue to ship, and we would expect to see continued improvements in Electrical upon the industry's return to a more favorable environment.

There are several highlights for this group during the quarter. We exhibited at SEMICON Taiwan in Taipei during this September our inFLEX wafer probe interfaces, where a major family of testers continue to sell well. We are working closely with in developing interfaces for a new family of testers from a significant newcomer to the semiconductor production test business. We delivered a new piece of metrology equipment to place a probe card under the mechanical loads encountered in an actual prober while testing wafers. We delivered a proof-of-concept piece of this hardware to a major automotive parts supplier for the development of a specialized, very high frequency interface to be used in the testing of radar devices at probe. Test results were excellent, and we are moving forward to complete the design.

So let me summarize. Before I turn the call over to Hugh, let me wrap up. Our long-term objective is to grow and transform inTEST into a broad-based thermal test solutions company while continuing to supply our valued customers in the semiconductor test arena. Leveraging the strength of our semiconductor business, we have increased our footprint within with the evolution of our non-semi thermal test solutions. And we offer comprehensive product portfolio capable addressing growth markets in both the semi and non-semi sectors, including automotive, consumer electronics, defense/aerospace, energy, industrial, and telecommunications. It is our goal to be a recognized authority on extreme temperature environments and provide highly engineered application-specific thermal solutions with timely delivery and superior quality and reliability and believe the conditions for our long-term success remain firmly in place.

With that, I'll turn the call over to Hugh to discuss our third quarter results in detail.

Hugh Regan, Jr.:

Thanks, Bob. Third quarter 2015 end-user net revenues were $8.6 million or 93% of net revenues compared with $10.8 million or 93% of net revenues in the second quarter. OEM net revenues were $637,000 or 7% of net revenues, down from $839,000 or 7% for the second quarter of 2015. Net revenues for markets outside of semiconductor test were $3.1 million or 34% of net revenues compared with $3 million or 26% of net revenues in the second quarter.

The company's gross margin for the third quarter was $4.3 million or 47% as compared with $5.8 million or 51% in the second quarter. The reduction in the gross margin was the result of less favorable absorption of our fixed manufacturing costs, which were relatively unchanged at $1.4 million; but as a percentage of revenue, increased from 13% in Q2 to 16% in Q3. Partially offsetting this increase was a slight reduction in our consolidated component material costs, which declined from 33.6% in the second quarter to 33.2% in the third quarter.

While our consolidated component material costs remained stable sequentially, we saw both increases and decreases within our product segments. Our Thermal Products segment saw a sequential increase in its component material costs, increasing from 29.2% in Q2 to 31.1% in Q3; while our Mechanical and Electrical Products segments both saw reductions, with our Mechanical Products segment decreasing from 42.0% to 40.3% sequentially and our Electrical Products segment decreasing from 36.6% in Q2 to 35.6% in Q3. The changes in component material costs were driven by changes in both product and customer mix.

Selling expense was $1.4 million for the third quarter compared to $1.5 million for the second quarter, a decrease of $222,000 or 14% sequentially. The decrease is primarily due to reduced levels of commission expense due to lower revenues. There were also sequential reductions in travel and warranty expenses during the third quarter.

Engineering and product development expense was $1 million for both Q2 and Q3, and there were no significant changes quarter-over-quarter.

General and administrative expense for the third quarter was $1.5 million compared to $1.6 million for the second quarter, a decrease of $58,000 or 4%. Reductions in officer bonus and professional fees were partially offset by increases in consulting fees related to the implementation of the COSO 2013 framework, which was completed during the third quarter. G&A expenses also included $21,000 of restructuring costs related to a reduction enforced on our Mechanical Products segment completed at the beginning of Q3.

Other income was $6,000 for Q3 compared to $21,000 for the second quarter. And the $15,000 sequential reduction was primarily the result of foreign exchange losses in the third quarter compared to foreign exchange gains in the second quarter.

We accrued income tax expense of $97,000 during the quarter compared to $579,000 booked in the second quarter. Our effective tax rate declined to 24% in the third quarter compared to 35% in the second quarter. And the reduction in our effective tax rate was primarily driven by a reduction in the valuation allowance related to our German deferred tax assets and, to a lesser extent, to ForEx adjustment related to funds we repatriated from our German subsidiary during the third quarter as well as true-ups resulting from the filing of our income tax returns. At September 30, 2015, our deferred tax assets were $1.2 million, and our remaining net loss carry forward was $1.1 million for domestic state, primarily California, and $777,000 for foreign-related operations.

Third quarter net income was $310,000 or $0.03 per diluted share compared with second quarter net income of $1.1 million or 10 cents per diluted share. Average shares outstanding were 10,499,000 at September 30.

Amortization and depreciation expense was $181,000 for the third quarter. And EBITDA was $580,000 for the third quarter, down from $1.8 million in EBITDA for the second quarter. Consolidated headcount at the end June, which includes temporary staff, was 125, down 7 from the level we had at June 30. As previously noted, early in the third quarter, we had a reduction enforced on our Mechanical Products segment and reduced headcount there by five staff.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the third quarter were $25.4 million, up $1.9 million from June 30. We currently expect cash and cash equivalents to increase in the fourth quarter, excluding the impact of the 2015 share repurchase plan announced earlier today. Accounts receivable decreased $1.8 million during the quarter to $5.5 million at September 30, driven by the reduced level of shipments during the third quarter. And inventory decreased slightly by $217,000 to $3.8 million at September 30.

Capital expenditures during the third quarter were $160,000, down from $206,000 in the second quarter, primarily representing additions to leased systems in our Thermal Products segment. Bob provided consolidated and segment booking data earlier in the call. And the backlog at the end of September was $3 million, down from $3.8 million at the end of June.

In terms of our financial outlook. As noted in our earnings release, based upon the normal seasonality we see each year in our business, we expect that net revenue for the quarter ended December 31, 2015, will be in the range of $8 million to $9 million and that net earnings will range from breakeven to 3 cents per diluted share. We currently expect that our Q4 2015 product mix will be slightly more favorable than Q3 and that the fourth quarter gross margin will range from 47% to 49%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

At this time, we'd like to inform everyone, if you would like to ask a question, please press star then the number one on your telephone keypad.

Our first question comes from the line of Srini Sundararajan with Summit Research.

Srini Sundararajan:

Hi, guys

Hugh Regan:

Hi, Srini.

Srini Sundararajan:

Hi, Hugh and Matthiessen. I just wanted to ask you guys, when did you see some softening of Q4? Meaning, like I think earlier in the year, you had said that it will be a seasonally good quarter, but when did you see this softening? And is it mainly related to China?

Hugh Regan:

Well, the softness really, Srini, was more attributable to the results of our Mechanical Products segment in the third quarter. That segment, as Bob talked about, the pause that we're seeing, we saw several of the largest customers of that segment have basically stopped buying this year. They are satiated for one reason or another. And as a result, that particular operation experienced a more significant operating loss in the quarter than originally projected, which is one of the reasons we missed our earnings number for the quarter.

I think clearly this segment has not performed as we had hoped it would this year, and it's primarily due to customers, such as - well, I'm not sure that I want to name them, but some of our largest customers being on - well, one is on capital freeze, and two, other significant ones are just not adding capacity at this current time. And that's really what the products from our Mechanical Products segment. Our manipulators are sold for every tester sold, and docking hardware is typically sold at the same time the testers are sold. So that's what's really driven that. And that occurred, I would say, ratably throughout the quarter, although the deterioration was more possibly from the middle to the end. The quarter started off a little stronger, and we were a little bit more optimistic, but it did not play out as originally projected.

Srini Sundararajan:

And looking at Q4, I was expecting a slightly higher revenue level. What is the softness in Q4 related to?

Hugh Regan:

It again continues to be driven to some degree by our Mechanical Products segment and concerns about where revenues will go in the fourth quarter. I mean, seasonally, as you know Srini, I think we've discussed this in prior calls, our first and fourth quarter are seasonal troughs. Clearly, the third quarter was not as strong as we would typically see at this time of the year. We were softer than anticipated, and that really was driven by the bookings trend from Q1 to Q2, where you saw a bookings decline instead of increase, as they traditionally would have.

We have been softer this year than anticipated. And, again, we attribute that primarily to our Mechanical Products segment and the fact that these customers have been frozen. We are talking to them fairly regularly, and there are indications that, as Bob mentioned earlier, we're seeing an increase in quote activity although some of that, to be honest with you, is really attributable to preparation of budgets as we go into year-end more so than what I would call firm orders. This is a phenomenon we see regularly at the end of the year as people put their budgets together.

I think as Bob has said before, we don't see revenue growing again until we probably get into the second quarter of next year when we'd see the seasonal uptrend that we traditionally do at that time of the year.

Srini Sundararajan:

OK. But you think that this is a temporary phenomenon for this year and next year?

Hugh Regan:

Yes, we do. One of the benefits of broad customer diversification is typically that all your customers don't tend to cycle to the low end simultaneously. But unfortunately, this particular year, we're seeing most of the customers of our Mechanical segment, at least the major customers of our Mechanical segment, are not buying significantly and all in unison, which has really impacted that particular segment.

Srini Sundararajan:

OK. And then if you hazard, I guess, on the end markets, is this related to the automotive end market or is it related to the smartphone end market? Or just on a broader ...

Hugh Regan:

A broad - or from a semi perspective, that's a great question, Srini, and I hadn't asked my colleagues yet if they have any view into that. Dan or Bob, I don't know whether you'd have any comment on that for Srini as to what end markets we think we're impacting the weakening in demand that we ...

Daniel Graham:

Well, the number two tester company in the world attributed the downturn they had in the last six months to decreasing computer sales in general, but that, I mean the larger workstation computers and China not meeting its mobile phone demand that everyone expected.

Srini Sundararajan:

OK.

Daniel Graham:

And, of course, going forward, we have the Internet of Things side there, but that's not really up to speed yet. So this tends to be the nature of our business. One thing goes away, and something else comes along to replace it.

Hugh Regan:

Right. But there's one particular customer of the Mechanical segment, Srini, that's on capital freeze typically represents anywhere from 25% to 35% of that segment's business in a given period. It, on a consolidated basis, will be usually a greater than 10% customer for us. So the fact that it's on capital freeze has had a significant impact on this particular operations results this quarter.

Srini Sundararajan:

OK. And in terms of all the mergers that have happened in the semiconductor sector, do you see any impact on inTEST?

Hugh Regan:

Well, the one thing we clearly are seeing is that the number of ATE companies, generally, is shrinking. I think on the tester side, the consolidation had occurred actually several years ago.

Srini Sundararajan:

Right.

Hugh Regan:

So I don't know that, that impact has been as material for us. On the semis - semiconductor manufacturers have merged, for instance, TI and National; that actually created an opportunity for us when that merger occurred. Dan or Bob, I don't know if you ...

Daniel Graham:

That one was a little bit further. That was about four years ago. But the more recent ones are NXP and Freescale, which is not yet a done deal, but they're both customers of ours. So if they find they have excess equipment, for example, it could possibly affect us. But so far, we're not seeing any of that. There are some other big ones, too, like Avago and Broadcom, I think it was, but they're not really - they don't have their own fab. So that's a different story.

Hugh Regan:

OK. So I guess the takeaway from what my colleagues are saying to me is that they don't see the currency consolidation at least at this space at this time having material impact on our results as we see it today.

Srini Sundararajan:

OK. That's all I had. Thank you very much. Thanks for taking the questions. Thank you.

Operator:

Our next question comes from the line of Theodore O'Neill with Litchfield Research.

Theodore O'Neill:

Thanks. Hugh, do you have the numbers for the revenue segments for Thermal, Mechanical and Electrical?

Hugh Regan:

Yes, I do. Revenues for the quarter for Thermal were $6.2 million, and that's down from $6.7 million in Q2. Mechanical Products was $1.3 million, down from $2.5 million in Q1. And Electrical Products was $1.7 million, down from $2.4 million in Q2.

Theodore O'Neill:

OK. And you've mentioned in your remarks about why the tax rate was lower. What's the outlook for tax rate for Q4?

Hugh Regan:

That's a good question. I think the tax rate for the third quarter will be back in the 35% range again. The fourth quarter is a final period where we true things up, so it could drip a little lower but I don't anticipate anything like we did. What really drove that this quarter was taking that valuation allowance into income for our German operation as well as the true-up of the dividend that we brought back during the year from our German operation as well. And those are - we don't have that to happen again in the fourth quarter, so...

Theodore O'Neill:

Right. OK. And you also mentioned in your prepared remarks that talking about the acquisition candidates that you're looking at. Can you give us an idea of how far away from the EBIT multiple you're looking for these companies are, these acquisition targets are trying to achieve?

Hugh Regan:

Well, the multiples that we're seeing, I can tell you, have been moving. I mean, we were focused, initially, looking at multiples between if something had moderate to low growth in the 5% to 6%, 5x to 6x range, where if something had stronger growth opportunities, it was leaning towards the 7x to 8x range. That said, I can tell you, as we've talked about previously on calls, we've been under letter of intent now several times in the last 12 months. And we are finding, at least on the most recent opportunity, that we were outbid on for a company that had moderate growth. The deal was done at over 9x.

Theodore O'Neill:

Wow.

Hugh Regan:

Yes, yes, that's what we said. So we're finding, and that's one of the reasons we've not been successful in getting a deal done. It's not that we haven't had opportunities that made strategic sense for us, we just not were willing to overpay for those opportunities. That said, we continue to search for things. As Bob mentioned earlier, we're widening our view a little bit. And we do best when we're not in a bidding situation against others. The problem happens that even when you approach a company that's not in play, and you get them to think about selling themselves, what typically happens is they decide to put themselves in play and to see what the market will bear, and that's when - because of basically cheap capital, you get people paying the multiples that they have been paying. I mean we sort of make a commitment to our investors that we're not going to let daily exuberance get in the way and make us overpay.

So we continue to look for opportunities that make sense for us. And quite frankly, that's one of the reasons we've initiated the buyback is because our own stock, if you look at that as a multiple of our EBITDA, is well below those levels. And we think the buyback will begin to address that particular issue as we continue to search for inorganic growth opportunities.

Theodore O'Neill:

Hugh, I'm just looking through my numbers, as I go back to, I think, '04, the Mechanical Products segments never had a, hasn't had a revenue number like that for a decade.

Hugh Regan:

Yes, it really was a bit ...

Theodore O'Neill:

No, actually, no, wait, we got down there but barely, but yes, generally, no.

Hugh Regan:

Well, I was going to say in '08, '09, everything went to that level, but I agree with you that this segment has not seen this type of falloff. And we were very concerned. I can tell you there was a lot of discussion of this at the board level. And clearly, we're focused on managing our customer relationships, and we do not believe there, for instance, there's been any loss of market share. We believe that it's an example of our customers simply not buying at this time. But we continue to work with them and - but unfortunately, at the time of the year that we are right now, as I said to Srini earlier, we don't anticipate revenues going back to what we call normal levels. You're at your seasonal trough now, so the fourth quarter is not going to be anything - even if you see improvement, it's not going to get you to where we need this operation to be. So it's been a disappointing year for Mechanical, but it's driven by a capital freeze at its, first, largest customers as well as what appears to be a satiated demand at two very other significant customers.

Theodore O'Neill:

OK, thanks very much.

Hugh Regan:

You're welcome.

[Non-material closing remarks omitted]

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